UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/05/2009

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49688

Florida	33-0961488
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1015 Tyrone Road
Suite 220
Tyrone, GA 30290
(Address of principal executive offices, including zip code)

770-306-7667
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On January 5, 2009, Speedemissions, Inc. (the "Company"), closed 4 vehicle emissions testing and safety inspection stations located within Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. The Company had previously announced the closing of 8 similar stores on July 18, 2008. Each of the twelve stores had been operating less than 13 months.

Based on the Company's analysis of 2008 test volumes at each of the 4 stores closed, the Company believes they will not generate enough test volume over time to produce a reasonable expectation of positive cash flow. The decision is a result of a comprehensive evaluation of the Company's station portfolio, further continuing the Company's initiatives to achieve profitability.

The Company expects to reposition all of its equipment used at these 4 locations to existing Company stores in other markets and no asset impairment charge is expected. The total costs of repositioning equipment, severance, reimbursement to Sears Auto Centers for the cost of the initial site preparation and other closing costs for these 4 stores is expected to be less than $30,000. The 12 closed stores combined had revenues of approximately $243,000 and an operating loss of approximately $333,000 during the twelve month period ended December 31, 2008.

The Company continues to operate 39 vehicle emissions testing and safety inspection stations and 4 mobile testing units in the Atlanta, Georgia; Houston, Texas; Salt Lake City, Utah; and St. Louis, Missouri markets.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedemissions, Inc.

Date: January 08, 2009	By:	/s/ Michael S. Shanahan
Michael S. Shanahan
Chief Financial Officer